EXHIBIT 99.1

Greif, Inc. Reports Third Quarter 2007 Results

•

Net sales increased 27 percent to $874.2 million in the third quarter of 2007 versus $690.5 million in the third quarter of 2006. Excluding the impact of the Blagden and Delta acquisitions discussed below, net sales increased 11 percent.

•

Operating profit before special items, as defined below, rose to $85.9 million in the third quarter of 2007 from $75.2 million in the third quarter of 2006. Operating profit based on U.S. generally accepted accounting principles (GAAP) was $79.9 million in the third quarter of 2007 compared to $68.5 million in the third quarter of 2006.

•

Net income before special items was $53.2 million in the third quarter of 2007 compared to $42.8 million in the third quarter of 2006. GAAP net income was $48.8 million in the third quarter of 2007 versus $38.3 million in the third quarter of 2006.

•

Diluted earnings per Class A share increased 23 percent in the third quarter of 2007 to $0.90 before special items compared to $0.73 before special items in the third quarter of 2006. GAAP diluted earnings per Class A share were $0.82 in the third quarter of 2007 and $0.65 in the third quarter of 2006.

DELAWARE, Ohio (August 29, 2007) – Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging with blending, filling and packaging services, a focused and integrated containerboard and corrugated packaging business, and timber operations, today announced results for its third fiscal quarter, which ended on July 31, 2007.

Michael J. Gasser, chairman, chief executive officer and president, said, “We are pleased with our results for the third quarter. The strong top-line increase benefited from organic growth, especially in the emerging markets, and acquisitions during the past year. We had solid performance across our business portfolio with exceptional results from Industrial Packaging & Services, particularly in Europe. The Greif Business System continues to provide benefits to our existing and newly acquired operations and we are aggressively executing our growth strategy. We exited the third quarter with positive momentum and solid fundamentals.”

Special Items and GAAP to Non-GAAP Reconciliation

Special items are as follows: (i) for the third quarter of 2007, restructuring charges of $6.1 million ($4.5 million net of tax) and timberland gains of $0.1 million; and (ii) for the third quarter of 2006, restructuring charges of $7.1 million ($4.6 million net of tax) and timberland gains of $0.4 million.

A reconciliation of the differences between all non-GAAP financial measures used in this release with the most directly comparable GAAP financial measures is included in the financial schedules that are a part of this release.

Consolidated Results

Net Sales

Net sales increased 27 percent to $874.2 million in the third quarter of 2007 compared to $690.5 million in the third quarter of 2006—an increase of 11 percent including 4 percent from foreign currency translation and excluding the impact of the acquisitions of Blagden Packaging Group’s steel drum manufacturing and closures businesses (Blagden) in the first quarter of 2007 and Delta Petroleum Company, Inc.’s blending and filling businesses (Delta) in the fourth quarter of 2006. The $183.8 million increase is primarily due to higher sales for Industrial Packaging & Services ($178.8 million) driven by generally higher volumes, especially steel and plastic drums, which benefited from the Industrial Packaging & Services’ Blagden and Delta acquisitions and strong organic growth in Europe and the emerging markets.

Gross Profit

Gross profit increased 19 percent to $162.3 million in the third quarter of 2007 compared to $136.7 million for the same period of 2006. The higher gross profit was attributable to positive contributions from solid organic growth and the Blagden and Delta acquisitions coupled with the Greif Business System. The gross profit margin declined to 18.6 percent of net sales in the third quarter of 2007 from 19.8 percent of net sales in the third quarter of 2006 primarily due to portfolio mix and fluctuations in raw material costs, including higher old corrugated container (OCC) costs.

Selling, General & Administrative (SG&A) Expenses

SG&A expenses were $77.3 million, or 8.8 percent of net sales, in the third quarter of 2007 compared to $70.3 million, or 10.2 percent of net sales, in the third quarter of 2006. The dollar increase is primarily due to the Blagden and Delta acquisitions, partially offset by tight controls over SG&A expenses and the impact of acquisition integration activities.

Operating Profit

Operating profit before special items was $85.9 million for the third quarter of 2007 compared to $75.2 million for the third quarter of 2006. The $10.7 million increase was primarily due to higher operating profit for Industrial Packaging & Services ($9.7 million). During the third quarter of 2006, there were $8.8 million of gains on disposal of certain assets, including the sale of corporate surplus property and disposal of a warehouse in Europe. For the third quarter of 2007 and 2006, respectively, restructuring charges were $6.1 million compared to $7.1 million and timberland gains were $0.1 million compared to $0.4 million. GAAP operating profit was $79.9 million in the third quarter of 2007 compared to $68.5 million in the third quarter of 2006.

Net Income and Diluted Earnings Per Share

Net income before special items was $53.2 million for the third quarter of 2007 compared to $42.8 million in the third quarter of 2006. Diluted earnings per share before special items were $0.90 compared to $0.73 per Class A share and $1.37 compared to $1.11 per Class B share for the third quarter of 2007 and 2006, respectively.

The Company had GAAP net income of $48.8 million, or $0.82 per diluted Class A share and $1.26 per diluted Class B share, in the third quarter of 2007 compared to GAAP net income of $38.3 million, or $0.65 per diluted Class A share and $1.00 per diluted Class B share, in the third quarter of 2006.

Business Group Results

Industrial Packaging & Services

The Industrial Packaging & Services segment offers a comprehensive line of industrial packaging products and services, such as steel, fibre and plastic drums, intermediate bulk containers, closure systems for industrial packaging products, polycarbonate water bottles and blending, filling and packaging services. The key factors influencing profitability in the Industrial Packaging & Services segment are:

•	Selling prices and sales volumes;

•	Raw material costs, primarily steel, resin and containerboard;

•	Energy and transportation costs;

•	Benefits from executing the Greif Business System;

•	Contributions from recent acquisitions; and

•	Impact of foreign currency translation.

In this segment, net sales were up 35 percent to $694.7 million in the third quarter of 2007 compared to $515.9 million in the third quarter of 2006—an increase of 14 percent excluding the impact of the Blagden and Delta acquisitions, and including 5 percent from foreign currency translation. The increase included higher sales volumes across all regions with particular strength in Europe and emerging markets. In the third quarter of 2007, contributions from the Company’s acquisitions included a full quarter of sales volume for Blagden and Delta.

Gross profit margin for the Industrial Packaging & Services segment was 18.7 percent in the third quarter of 2007 versus 20.5 percent in the third quarter of 2006. This decline was primarily due to portfolio mix and fluctuations in raw material costs, partially offset by positive contributions from the continued execution of the Greif Business System.

Operating profit before restructuring charges rose to $66.7 million in the third quarter of 2007 from $57.1 million in the third quarter of 2006 primarily due to the improvement in net sales and the execution of the Greif Business System, partially offset by $8.8 million of gains on disposal of certain assets, during the third quarter of 2006. Restructuring charges were $4.7 million in the third quarter of 2007 compared with $7.0 million during the same period last year. GAAP operating profit was $62.0 million in the third quarter of 2007 compared to $50.1 million in the third quarter of 2006.

Paper, Packaging & Services

The Paper, Packaging & Services segment sells containerboard, corrugated sheets and other corrugated products and multiwall bags in North America. The key factors influencing profitability in the Paper, Packaging & Services segment are:

•	Selling prices and sales volumes;

•	Raw material costs, primarily old corrugated containers (OCC);

•	Energy and transportation costs; and

•	Benefits from executing the Greif Business System.

In this segment, net sales were $176.0 million in the third quarter of 2007 compared to $171.9 million in the third quarter of 2006. This was principally due to higher containerboard selling prices and volumes, which benefited from the acceleration of major annual maintenance activities at one of the Company’s containerboard mills to the second quarter from the third quarter of 2007.

The Paper, Packaging & Services segment’s gross profit margin remained the same at approximately 17.2 percent in the third quarter of 2007 compared to the third quarter of 2006. Higher average OCC costs were offset by higher volumes and contributions from execution of the Greif Business System.

Operating profit before restructuring charges was $16.4 million in the third quarter of 2007 compared to $15.8 million in the third quarter of 2006 primarily due to the increase in net sales. Restructuring charges were $1.4 million in the third quarter of 2007 compared to $0.1 million in the third quarter of 2006. GAAP operating profit was $15.0 million in the third quarter of 2007 compared to $15.7 million in the third quarter of 2006.

Timber

The Timber segment consists of approximately 264,350 acres of timber properties in the southeastern United States, which are actively harvested and regenerated, and approximately 36,700 acres in Canada. The key factors influencing profitability in the Timber segment are:

•	Planned level of timber sales;

•	Gains (losses) on sale of timberland; and

•	Sale of special use properties (surplus, higher and better use, and development properties).

Net sales were $3.6 million in the third quarter of 2007, consistent with plan, compared to $2.7 million in the third quarter of 2006. Operating profit before special items was $2.8 million (including $0.8 million of profits on special use property sales) in the third quarter of 2007 compared to $2.3 million (including $1.9 million of profits on special use property sales) in the third quarter of 2006. GAAP operating profit was $2.9 million in the third quarter of 2007 compared to $2.7 million in the third quarter of 2006.

Greif Business System

The Greif Business System generates productivity improvements and achieves permanent cost reductions. Opportunities continue to include, but are not limited to, improved labor productivity, material yield and other manufacturing efficiencies and footprint rationalization in both the existing and recently acquired businesses. In addition, a world-class sourcing and supply chain capability has been established and is contributing to cost savings. The next phase will also focus on procurement of indirect materials and equipment purchases. Incremental contributions from the Greif Business System are anticipated to exceed $30 million in fiscal 2007.

Fiscal 2007 restructuring charges are expected to primarily relate to integration of the Company’s recent acquisitions and further implementation of the Greif Business System, especially in Paper, Packaging & Services.

Financing Arrangements

Net interest expense was $12.4 million and $8.1 million in the third quarter of 2007 and 2006, respectively. The increase was primarily attributable to higher average debt outstanding due to the Company’s recent acquisitions partially offset by lower interest expense for the Company’s 6 3/4 percent Senior Notes, which were issued in the second quarter of 2007, compared to the previously outstanding 8 7/8 percent Senior Subordinated Notes acquired during a tender offer earlier this year.

Capital Expenditures

Capital expenditures were $16.5 million, excluding timberland purchases of $1.1 million, for the third quarter of 2007 compared with capital expenditures of $9.6 million, excluding timberland purchases of $16.1 million, for the third quarter of 2006. Fiscal 2007 capital expenditures, excluding timberland purchases, are expected to be approximately $110 million, which is in line with the Company’s estimated annual depreciation expense.

Cash Dividends

On Aug. 28, 2007, the Board of Directors declared quarterly cash dividends of $0.28 per share of Class A Common Stock and $0.42 per share of Class B Common Stock. These dividends will be payable on Oct. 1, 2007 to stockholders of record at close of business on Sept. 17, 2007.

Company Outlook

The Company is encouraged by its third quarter and year-to-date fiscal 2007 results. This is attributable to solid operating performance, orderly integration of recent acquisitions, and realization of further benefits from the Greif Business System. There was positive business momentum as the Company exited the quarter, which included a recently announced containerboard price increase that is expected to be fully implemented in the first quarter of fiscal 2008. The Company is affirming its fiscal 2007 annual earnings guidance, excluding special items, of $3.05 to $3.10 per share for the Class A Common Stock. This increase is approximately 28 to 31 percent above the Company’s record fiscal 2006 earnings.

Conference Call

The Company will host a conference call to discuss its third quarter 2007 results on August 30, 2007, at 10 a.m. Eastern Time (ET). To participate, domestic callers should call 800-218-0713 and ask for the Greif conference call. The number for international callers is +1 303-262-2140. Phone lines will open at 9:50 a.m. ET.

The conference call will also be available through a live webcast, including slides, which can be accessed at www.greif.com. A replay of the conference call will be available on the Company’s website approximately one hour following the call.

About Greif

Greif is a world leader in industrial packaging products and services. The Company produces steel, plastic, fibre, corrugated and multiwall containers, protective packaging and containerboard, and provides blending and packaging services for a wide range of industries. Greif also manages timber properties in North America. The Company is strategically positioned in more than 40 countries to serve global as well as regional customers. Additional information is on the Company’s website at www.greif.com.

Forward-Looking Statements

All statements other than statements of historical facts included in this news release, including, without limitation, statements regarding the Company’s future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “believe,” “continue” or “target” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this news release are based on information currently available to management. Although the Company believes that the expectations reflected in forward-looking statements have a reasonable basis, the Company can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Such risks and uncertainties that might cause a difference include, but are not limited to: general economic and business conditions, including a prolonged or substantial economic downturn; changing trends and demands in the industries in which the Company competes, including industry over-capacity; industry competition; the continuing consolidation of the Company’s customer base for its industrial packaging, containerboard and corrugated products; political instability in those foreign countries where the Company manufactures and sells its products; foreign currency fluctuations and devaluations; availability and costs of raw materials for the manufacture of the Company’s products, particularly steel, resin and old corrugated containers; price fluctuations in energy costs; costs associated with litigation or claims against the Company pertaining to environmental, safety and health, product liability and other matters; work stoppages and other labor relations matters; property loss resulting from wars, acts of terrorism or natural disasters;

the Company’s ability to integrate its newly acquired operations effectively with its existing business; the Company’s ability to achieve improved operating efficiencies and capabilities; the Company’s ability to effectively embed and realize improvements from the Greif Business System; the frequency and volume of sales of the Company’s timber, timberland and special use timberland; and the deviation of actual results from the estimates and/or assumptions used by the Company in the application of its significant accounting policies. These and other risks and uncertainties that could materially affect the Company’s consolidated financial results are further discussed in its filings with the Securities and Exchange Commission, including its Form 10-K for the year ended Oct. 31, 2006. The Company assumes no obligation to update any forward-looking statements.

GREIF, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF INCOME

UNAUDITED

(Dollars in thousands, except per share amounts)

	Three months ended July 31,		Nine months ended July 31,
	2007	2006	2007	2006
Net sales	$874,237	$690,475	$2,440,039	$1,892,898
Cost of products sold	711,948	553,732	2,005,133	1,557,040

Gross profit	162,289	136,743	434,906	335,858

Selling, general and administrative expenses	77,306	70,348	229,585	192,180
Restructuring charges	6,061	7,087	12,147	22,842
Gain on asset disposals, net	986	9,173	9,253	57,170

Operating profit	79,908	68,481	202,427	178,006

Interest expense, net	12,400	8,071	34,480	27,038
Debt extinguishment charge	—	—	23,479	—
Other income (expense), net	(707)	(3,879)	(5,770)	(3,086)

Income before income tax expense and equity in earnings of affiliates and minority interests	66,801	56,531	138,698	147,882

Income tax expense	17,502	17,820	36,339	46,139
Equity in earnings of affiliates and minority interests	(518)	(375)	(975)	(1,362)

Net income	$48,781	$38,336	$101,384	$100,381

Basic earnings per share:
Class A Common Stock	$0.84	$0.66	$1.75	$1.74
Class B Common Stock	$1.26	$1.00	$2.62	$2.61

Diluted earnings per share:
Class A Common Stock	$0.82	$0.65	$1.72	$1.71
Class B Common Stock	$1.26	$1.00	$2.62	$2.61

Earnings per share were calculated using the following number of shares:

Basic earnings per share:
Class A Common Stock	23,632,990	23,117,428	23,565,409	23,095,978
Class B Common Stock	22,976,707	23,042,490	23,008,118	23,060,252

Diluted earnings per share:
Class A Common Stock	24,266,057	23,742,262	24,191,860	23,693,306
Class B Common Stock	22,976,707	23,042,490	23,008,118	23,060,252

GREIF, INC. AND SUBSIDIARY COMPANIES

SEGMENT DATA

UNAUDITED

(Dollars in thousands)

	Three months ended July 31,		Nine months ended July 31,
	2007	2006	2007	2006
Net sales
Industrial Packaging & Services	$694,688	$515,881	$1,923,737	$1,404,609
Paper, Packaging & Services	175,972	171,944	504,460	475,466
Timber	3,577	2,650	11,842	12,823

Total	$874,237	$690,475	$2,440,039	$1,892,898

Operating profit
Operating profit before restructuring charges and timberland gains (losses):
Industrial Packaging & Services	$66,710	$57,057	$157,056	$115,502
Paper, Packaging & Services	16,405	15,827	45,122	34,509
Timber	2,798	2,320	12,660	9,666

Operating profit before restructuring charges and timberland gains (losses)	85,913	75,204	214,838	159,677

Restructuring charges:
Industrial Packaging & Services	4,704	6,999	7,547	19,486
Paper, Packaging & Services	1,357	88	4,600	3,346
Timber	—	—	—	10

Restructuring charges	6,061	7,087	12,147	22,842

Timberland gains (losses):
Timber	56	364	(264)	41,171

Total	$79,908	$68,481	$202,427	$178,006

Depreciation, depletion and amortization expense
Industrial Packaging & Services	$15,072	$13,416	$51,327	$43,641
Paper, Packaging & Services	7,030	6,579	21,428	21,789
Timber	914	627	3,537	3,191

Total	$23,016	$20,622	$76,292	$68,621

GREIF, INC. AND SUBSIDIARY COMPANIES

GEOGRAPHIC DATA

UNAUDITED

(Dollars in thousands)

	Three months ended July 31,		Nine months ended July 31,
	2007	2006	2007	2006
Net sales
North America	$467,783	$397,483	$1,340,342	$1,102,962
Europe	290,883	198,144	764,443	521,252
Other	115,571	94,848	335,254	268,684

Total	$874,237	$690,475	$2,440,039	$1,892,898

Operating profit
Operating profit before restructuring charges and timberland gains (losses):
North America	$41,673	$39,228	$108,923	$79,016
Europe	33,079	24,797	73,864	51,752
Other	11,161	11,179	32,051	28,909

Operating profit before restructuring charges and timberland gains (losses)	85,913	75,204	214,838	159,677
Restructuring charges	6,061	7,087	12,147	22,842
Timberland gains (losses)	56	364	(264)	41,171

Total	$79,908	$68,481	$202,427	$178,006

GREIF, INC. AND SUBSIDIARY COMPANIES

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(Dollars in thousands)

	July 31, 2007	October 31, 2006
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$97,116	$187,101
Trade accounts receivable	361,115	315,661
Inventories	248,368	205,004
Other current assets	109,383	85,271

	815,982	793,037

LONG-TERM ASSETS
Goodwill	425,370	286,552
Intangible assets	111,842	63,587
Assets held by special purpose entities	50,891	50,891
Other long-term assets	118,223	52,985

	706,326	454,015

PROPERTIES, PLANTS AND EQUIPMENT	1,060,856	940,949

	$2,583,164	$2,188,001

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$361,792	$301,753
Short-term borrowings	25,772	29,321
Other current liabilities	199,694	160,225

	587,258	491,299

LONG-TERM LIABILITIES
Long-term debt	676,259	481,408
Liabilities held by special purpose entities	43,250	43,250
Other long-term liabilities	351,953	323,158

	1,071,462	847,816

MINORITY INTEREST	5,222	4,875

SHAREHOLDERS’ EQUITY	919,222	844,011

	$2,583,164	$2,188,001

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION

UNAUDITED

(Dollars in thousands, except per share amounts)

	Three months ended July 31, 2007			Three months ended July 31, 2006
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B
GAAP – operating profit	$79,908			$68,481
Restructuring charges	6,061			7,087
Timberland gains (losses)	(56)			(364)

Non-GAAP – operating profit before restructuring charges and timberland gains (losses)	$85,913			$75,204

GAAP – net income	$48,781	$0.82	$1.26	$38,336	$0.65	$1.00
Restructuring charged, net of tax	4,473	0.08	0.11	4,612	0.08	0.12
Timberland gains (losses), net of tax	(41)	—	—	(146)	—	(0.01)

Non-GAAP – net income before restructuring charges and timberland gains (losses)	$53,213	$0.90	$1.37	$42,802	$0.73	$1.11

	Nine months ended July 31, 2007			Nine months ended July 31, 2006
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B
GAAP – operating profit	$202,427			$178,006
Restructuring charges	12,147			22,842
Timberland gains (losses)	264			(41,171)

Non-GAAP – operating profit before restructuring charges and timberland gains (losses)	$214,838			$159,677

GAAP – net income	$101,384	$1.72	$2.62	$100,381	$1.71	$2.61
Restructuring charged, net of tax	8,964	0.15	0.22	16,148	0.27	0.41
Debt extinguishment charge, net of tax	17,328	0.29	0.45	—	—	—
Timberland gains (losses), net of tax	195	—	0.01	(25,904)	(0.44)	(0.67)

Non-GAAP – net income before restructuring charges, debt extinguishment charge and timberland gains (losses)	$127,871	$2.16	$3.30	$90,625	$1.54	$2.35

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION (CONTINUED)

UNAUDITED

(Dollars in thousands)

	Three months ended July 31,		Nine months ended July 31,
	2007	2006	2007	2006
Industrial Packaging & Services
GAAP – operating profit	$62,006	$50,058	$149,509	$96,016
Restructuring charges	4,704	6,999	7,547	19,486

Non-GAAP – operating profit before restructuring charges	$66,710	$57,057	$157,056	$115,502

Paper, Packaging & Services
GAAP – operating profit	$15,048	$15,739	$40,522	$31,163
Restructuring charges	1,357	88	4,600	3,346

Non-GAAP – operating profit before restructuring charges	$16,405	$15,827	$45,122	$34,509

Timber
GAAP – operating profit	$2,854	$2,684	$12,396	$50,827
Restructuring charges	—	—	—	10
Timberland gains (losses)	(56)	(364)	264	(41,171)

Non-GAAP – operating profit before restructuring charges and timberland gains (losses)	$2,798	$2,320	$12,660	$9,666